Exhibit (2)(k)(3)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 24 day of August, 2011 by and among J.P Morgan Access Multi-Strategy Fund II, a Delaware statutory trust (the “Fund”), J.P. Morgan Investment Management, Inc., a Delaware corporation (“JPMIM”), and J.P. Morgan Private Investments Inc., a Delaware corporation (“JPMPI”) :

W I T N E S S E T H:

WHEREAS, the Fund has registered under the Investment Company Act of 1940 (the “1940 Act”) as a non-diversified, closed-end, management investment company;

WHEREAS, JPMIM serves as the investment manager of the Fund pursuant to an agreement between the Fund and JPMIM dated August 24, 2011 (the “Investment Management Agreement”); and

WHEREAS, JPMPI serves as the investment sub-advisor to the Fund pursuant to an agreement between JPMIM and JPMPI dated August 24, 2011 (the “Sub-Advisory Agreement”).

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. JPMIM and JPMPI each agrees to waive the fees payable to it under the Investment Management Agreement and Sub-Advisory Agreement, as applicable, or, if necessary, to reimburse the ordinary operating expenses of the Fund, as set out in the Fund’s Confidential Private Placement Memorandum, (excluding fees and expenses of the Investment Funds (as defined in the Fund’s Confidential Private Placement Memorandum), interest, brokerage commissions, other transaction-related expenses and any extraordinary expenses of the Fund) (“Operating Expenses”) that exceed 2.00% on an annualized basis of the Fund’s net assets as of the end of each month (the “Expense Limitation”).

2. This Agreement will have an initial term ending August 24, 2012 (the “Initial Period”). This Agreement will terminate after the Initial Period unless renewed by JPMIM and JPMPI. This Agreement will terminate automatically upon the termination of the Investment Management Agreement unless a new Investment Management Agreement with JPMIM (or an affiliate of JPMIM) to replace the terminated agreement becomes effective upon such termination.

3. This Agreement will be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

4. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

The remainder of this page has been intentionally left blank.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

By:
Name:
Title:

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

By:
Name:
Title:

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:
Name:
Title: